EXHIBIT 10.10

FORM OF

WARRANT REDEMPTION PAYMENT AGREEMENT

THIS WARRANT REDEMPTION PAYMENT AGREEMENT (the “Agreement”) is entered into as of the 2nd day of June, 2008, by and between TELETOUCH COMMUNICATIONS, INC., a Delaware corporation (the “Company”), on the one hand, and                  (the “Warrant Holder”), a holder of the Company’s Common Stock Purchase Warrant bearing Certificate Number              dated December 12, 2002 (collectively the “Warrant”), on the other hand. All capitalized terms used in this Agreement that are not defined shall have the meaning ascribed to them in the Warrant.

W I T N E S S E T H:

WHEREAS, the Company issued the Warrant pursuant to the terms and provisions of the Restructuring Agreement dated May 17, 2002;

WHEREAS, the Warrant contains redemption provisions which enable the holder under certain terms and conditions to request that the Warrant be redeemed by the Company;

WHEREAS, the Warrant Holder has submitted a request to the Company to redeem such Warrant in full; and

WHEREAS, as more fully set forth later in this Agreement the Company and the Warrant Holder have agreed to resolve any and all claims and differences between them as follows: (i) the Warrants owned by the Warrant Holder will be terminated and canceled, (ii) the Company will make cash payments to the Warrant Holder in the amounts and at such times as are more specifically set forth below, and (iii) the Warrant Holder and the Company have agreed to enter into a mutual release and covenant not to sue.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Payments. Promptly, but in no event later than five (5) business days, following the exchange of executed counterparts of this Agreement, the Company shall pay the Warrant Holder, by wire transfer of immediately available funds, $             (the “Initial Payment”). An additional amount of $             (the “Remaining Principal Balance”) is due to the Warrant Holder, together with interest on the outstanding principal balance of the Remaining Principal Balance at an annual simple interest rate equal to twelve percent (12%), calculated on the basis of a 360-day year and the actual number of days elapsed through date of payment, shall be payable by the Company to the Warrant Holder as follows:

(a) seventeen (17) equal monthly principal payment installments (the “Installment Payments”) in the amount of [            ] Dollars ($        ) [total Remaining Principal Balance divided by 60], plus the computed interest amount on the unpaid principal amount of the Remaining Principal Balance for each monthly period, shall be paid by the Company to the Warrant Holder, on or before the tenth (10th) day of each calendar month commencing with the first full calendar month following the date hereof and continuing for a period of seventeen (17) months; and

(b) a final single payment (the “Final Payment”) of [            ] Dollars ($            ) [remaining principal amount of Remaining Principal Balance], together with any interest accrued thereon, shall be paid by the Company to the Warrant Holder on or before the tenth (10th) day of the eighteenth (18th) month following the date hereof; and

(c) accordingly, such Initial Payment, Remaining Principal Balance, Installment Payments and Final Payment schedule are shown on Exhibit A attached to this Agreement and incorporated by reference herein.

The obligation of the Company to pay the Remaining Principal Balance, the Installment Payments and the Final Payment and interest thereon as described herein shall also be evidenced by that certain Promissory Note of even date from the Company to Warrant Holder (the “Promissory Note”).

Notwithstanding the foregoing, in the event that prior to the Final Payment date the Company closes a sale (a “Subject Sale”) of any of its assets sold not in the ordinary course of business which sales results in net proceeds to the Company in excess of Two Million Dollars ($2,000,000), the Company shall use 50% of such proceeds in excess of Two Million Dollars ($2,000,000) to make accelerated payments (each an “Asset Sale Accelerated Payment”) on the Remaining Principal Balance in whole or in part owed to the Warrant Holder. The amount of the Asset Sale Accelerated Payment shall be the Warrant Holder’s pro rata portion (based upon the unpaid principal amount of the Remaining Principal Balance owed by the Company to Warrant Holder divided by the total unpaid principal balance of the Remaining Principal Balance owed by the Company to all holders of the Warrants) of fifty (50%) percent of the net proceeds of a Subject Sale, and in no event shall it exceed the unpaid portion of the Remaining Principal Balance, together with all accrued but unpaid interest thereon. Each Asset Sale Accelerated Payment shall be made within five (5) days of the closing of the Subject Sale.

Further, notwithstanding the foregoing, in the event of a Change in Control (as defined herein), the Company shall accelerate and prepay the entire unpaid principal of the Remaining Principal Balance, together with all accrued but unpaid interest thereon (the “Change in Control Accelerated Payment”). The Change in Control Accelerated Payment shall be made within five (5) days of the closing of the transaction resulting in the Change in Control. For this purpose, “Change in Control” means the occurrence of one or more of the following events:

(a) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(b) the stockholders of the Company approve a merger or consolidation of the Company with any other person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities for the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion as the ownership of voting securities of the Company immediately prior thereto; or

(c) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

The Company may prepay the unpaid principal of the Remaining Principal Balance in whole or in part prior to the Final Payment, without penalty and in its sole discretion, at any time during the term of this Agreement. The entire amount of any such prepayment by the Company shall be applied against the last payment first.

All payments from the Company as herein described above, and all Interim Financial Statements and Annual Financial Statements reporting as herein described below shall be made to the Warrant Holder through, and will be deemed accepted by, Aintree Capital, 40 Burton Hills Boulevard, Suite 350, Nashville, Tennessee 37215, Attention: Mr. John Maggart.

In the event of an occurrence of any event of default specified below, the Company or Warrant Holder, as the case may be, agrees to give the other prompt written notice of such event. The Warrant Holder may, so long as such condition exists and has not been cured during the applicable cure period, declare the entire unpaid principal of the Remaining Principal Balance and unpaid accrued interest thereon immediately due and payable, by notice in writing to the Company. Further, upon the occurrence of any event of default specified below, regardless of whether the Warrant Holder has declared the entire unpaid principal of the Remaining Principal Balance and unpaid accrued interest thereon immediately due and payable, the unpaid principal of the Remaining Principal Balance shall thereafter bear interest at eighteen percent (18%) per annum.

The following shall constitute an event of default:

(a) Failure by the Company to make any payment (any of the Installment Payments, the Final Payment, an Asset Sale Accelerated Payment or the Change in Control Accelerated Payment) hereunder or under the Promissory Note when due, which failure has not been cured within twenty (20) days following such due date; or

(b) Failure by the Company to perform any obligation of the Company hereunder, other than as set forth in subparagraph (a) of this paragraph, which failure is not cured within thirty (30) days following such default; or

(c) The institution by the Company of bankruptcy proceedings to be adjudicated by a court of competent jurisdiction, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

(d) If, within sixty (60) days after the commencement of an action against the Company seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

2. Reporting Requirements. Until all payments of the Company under the Agreement are paid and satisfied in full, Company agrees and covenants that it will furnish or cause to be furnished the following:

(a) Interim Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each calendar month, an unaudited set of consolidated financial statements of Company, to include a consolidated balance sheet and income statement of Company (on a consolidated and consolidating basis), as of the end of such calendar month, all in form and substance and in reasonable detail reasonably satisfactory to Warrant Holder and duly certified (subject to quarter-end and year-end adjustments and the absence of footnotes) by an appropriate officer of Company (i) as being true and correct in all material aspects to the best of such officer’s knowledge (subject to quarter-end and year-end adjustments and the absence of footnotes), and (ii) as having been prepared in accordance with GAAP and/or with any departures from GAAP set forth and explained in reasonable detail in footnotes to the financial statements.

(b) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year, a set of consolidated financial statements of Company, to include a consolidated balance sheet, income statement and cash flow statement of Company, as of the end of such fiscal year, audited by independent certified public accountants of recognized standing chosen by the Company, or if after reasonable effort the Company is unable to furnish or cause to be furnished audited consolidated financial statements then Company shall furnish consolidated unaudited financial statements duly certified by an appropriate officer of the Company as fairly presenting in all material respects the financial condition and the results of operations of the Company in form and content reasonably acceptable to Warrant Holder.

3. Termination of the Warrant. The Company and the Warrant Holder hereby represent, warrant and agree that the Warrant issued to such Warrant Holder is hereby terminated and canceled, and is of no further force and effect, effective immediately upon the execution of this Agreement and the Promissory Note by the Company and the payment of the Initial Payment by the Company. Upon the execution of this Agreement and the Promissory Note by the Company and receipt of the Initial Payment from the Company, the Warrant Holder shall mark the original of the Warrant “Canceled” and promptly return that original Warrant to the Company. Notwithstanding the above, once this Agreement and the Promissory Note have been executed by the Company and the Initial Payment has been made, the Warrant shall be deemed “Canceled” whether or not the original Warrant has been returned to the Company. The Warrant Holder hereby appoints the President of the Company as its agent and attorney-in-fact for the limited purpose of taking any and all action necessary or deemed advisable by such attorney and agent-in-fact to cause the Warrant to be terminated and canceled, such appointment to be effective once this Agreement and the Promissory Note have been executed by the Company and delivered to Warrant Holder and the Initial Payment has been made by the Company.

4. Mutual Release and Covenant Not To Sue. Each of the Warrant Holder and the Company, for itself and its respective heirs, administrators, executors, representatives, beneficiaries and assigns, irrevocably and unconditionally releases and discharges the other, together with the other’s respective officers, directors, shareholders, partners, employees, heirs, administrators, executors, representatives, beneficiaries, attorneys and assigns (the “Released Persons”), from any and all claims, demands, causes of action, actions, judgments, liens, indebtedness, costs, damages, obligations, attorneys’ fees, losses and liability of whatever kind and character, whether known or unknown, foreseen or unforeseen, in law or equity, liquidated or unliquidated, whether asserted personally, derivatively or in any other capacity, arising from, referring to, relating to or in connection with, the beginning of time to the date hereof, including, without limiting the foregoing, those specifically related in any way to the Warrants (all of the foregoing being collectively referred to herein as the “Claims”). The Warrant Holder and the Company hereby declare that each such party voluntarily accepts the above-mentioned consideration for the purpose of making a full and final compromise, adjustment, release and settlement of the Claims.

The Warrant Holder covenants and agrees not to sue or bring any action in law, or in equity, including, but not limited to, an action in any court, forum, or arbitration proceeding whether by original process or demand, counterclaim, cross-claim, third-party process, impleader, claim for indemnity or contribution or otherwise against the Company and its successors and assigns, arising from, referring to, relating to, or in connection with in any way the Claims, except as otherwise provided for in this Agreement.

5. Closing Costs. The Company shall pay directly, or reimburse to the Warrant Holder, all costs and expenses incurred by the Warrant Holder in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, reasonable attorney’s fees and other consulting fees, all of which costs and expenses, in the aggregate, shall not exceed Twenty-Five Thousand Dollars ($25,000).

6. Final Settlement. The parties hereby agree that this Agreement is executed in compromise and final settlement by and between the Company and the Warrant Holder of all Claims, and this Agreement constitutes full settlement and satisfaction of all such Claims made or which could be made of whatsoever kind or character which the parties have or had against each other from the beginning of time. The entry into this Agreement does and shall not constitute an admission by any of the parties of the merit or lack of merit of any claim or defense to any claim that was, or could have been, asserted. The parties are entering into this Agreement without making any admissions and are doing so as a pure compromise of the matters at issue and to avoid the expense that would be involved in proceeding any further with their disputes. Neither the existence of or entry into this Agreement nor its terms shall be admissible in any proceeding, except in connection with a proceeding involving the enforcement of the terms of this Agreement.

7. Attorney’s Fees. In the event of any default by either party, the prevailing party in any dispute shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, expenses and costs of court.

8. Judicial Modification. The parties hereto agree that the provisions of this Agreement are severable and that it is the intent of the parties hereto that the restrictions contained in this Agreement be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other jurisdiction, but such restrictions will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable restrictions had never been contained in this Agreement.

9. Entire Agreement. This Agreement along with those agreements incorporated by reference herein contain the entire agreement between the parties with respect to the subject matter of this Agreement.

10. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement. Any waiver hereunder must be in writing and signed by the party granting such waiver.

11. Successors, Assigns and Intended Third Party Beneficiaries. This Agreement, and the rights and obligations of the Company and Warrant Holder under this Agreement, will inure to the benefit of, and will be binding upon, the Company and Warrant Holder and their respective heirs, successors and assigns. This Agreement, and the rights and obligations of the Company under this Agreement, may not be assigned by the Company without the prior consent of Warrant Holder. This Agreement and the Promissory Note and the rights of Warrant Holder hereunder and thereunder are assignable by Warrant Holder. This Agreement is not made for the benefit of any person, firm, corporation or other entity or individual, other than the parties hereto and the Released Persons.

12. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

Teletouch Communications, Inc.

5718 Airport Freeway

Fort Worth, TX 76117

Attn: T. A. “Kip” Hyde, Jr., President & COO

Telephone: (817)654-6230

Facsimile: (817)654-6220

with a copy to:

Cozen O’Connor

The Army and Navy Club Building

1627 I Street, NW, Suite 1100

Washington, DC 2006

Attn: Ralph V. De Martino, Esq.

Telephone: (202)912-4800

Facsimile: (202)912-4830

If to the Warrant Holder, then to:

____________________________

____________________________

____________________________

with a copy to:

Aintree Capital

40 Burton Hills Boulevard

Suite 350

Nashville, TN 37215

Attn: Mr. John Maggart

Telephone: (615)782-4117

Facsimile: (615)782-4111

Each party shall provide notice to the other party of any change in address.

Notwithstanding the foregoing, payments from the Company to the Warrant Holder shall be made, and the financial statements from the Company to the Warrant Holder shall be delivered, as provided in paragraph 1 above.

13. No Representations or Other Inducements. Warrant Holder and the Company acknowledge that the other party has not made any representations or warranties to the other party, concerning the terms, enforceability, or implications of this Agreement, other than as set forth herein, and that none has provided any inducement for the other to execute this Agreement other than the consideration referred to herein.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its choice of law or conflicts of law or other provisions which might result in the selection of the substantive law of another jurisdiction.

15. Time. Time is of the essence in this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement.

17. Representations and Warranties. Each of the parties represents and warrants to the other that (a) it has carefully read and fully understands the terms of this Agreement, (b) it has had the benefit of advice and assistance of counsel with respect to the terms and conditions of the Agreement, or has voluntarily decided to forego the right to seek such advice and assistance, and (c) it, knowingly and voluntarily, of its own free will and without any duress, and after due deliberation, accepts the terms and conditions of this Agreement and signs the same for the purpose of making full compromise, release and settlement of all Claims. Each party hereby further represents and warrants that (i) the execution, delivery and performance of this Agreement by it has been approved by all necessary corporate and Board of Directors action, and does not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which it is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by both parties hereto, this Agreement shall be the valid and binding obligation of it, enforceable in accordance with its terms.

(signatures on following page)

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

TELETOUCH COMMUNICATIONS, INC.

By:

Title:

WARRANT HOLDER

Print Name:

Number of Warrant Owned:

Warrant Certificate Number: